Filed Pursuant to Rule 424(b)(7)

Registration No. 333-222926

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated February 8, 2018)

Lions Gate Entertainment Corp.

266,667 Class A Voting Shares

278,334 Class B Non-Voting Shares

This prospectus supplement No. 1 supplements the prospectus dated February 8, 2018, relating to the resale by selling securityholders of shares of our Class A voting shares, or voting shares, and Class B non-voting shares, or non-voting shares, that may be offered and sold from time to time by the selling securityholders named in the prospectus.

You should read this prospectus supplement No. 1 in conjunction with the prospectus. This prospectus supplement No. 1 is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or supplements thereto. This prospectus supplement No. 1 is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement No. 1 supersedes information contained in the prospectus.

Investing in our voting shares and/or non-voting shares involves a high degree of risk. See “Risk Factors” beginning on page 5 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus or this prospectus supplement No. 1. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement No. 1 is June 14, 2018.

The section entitled “Selling Securityholders” in the prospectus is superseded in its entirety with the following:

SELLING SECURITYHOLDERS

The following table sets forth information with respect to the selling securityholders and the respective principal amounts of voting shares and non-voting shares beneficially owned by such selling securityholders that may be offered under this prospectus. The information is based on information that has been provided to us by or on behalf of the selling securityholders named in the table, and does not necessarily indicate beneficial ownership for any other purpose. Unless otherwise indicated herein, the selling securityholders do not, and within the past three years have not had, any position, office or other material relationship with us or any of our predecessors or affiliates. Because the selling securityholders may from time to time use this prospectus to offer all or some portion of the voting shares and/or non-voting shares offered hereby, we cannot provide an estimate as to the amount or percentage of any such voting shares and/or non-voting shares that will be held by the selling securityholders upon termination of any particular offering or sale under this prospectus. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of any such voting shares and/or non-voting shares since the date on which they provided us information regarding their holdings, in transactions exempt from the registration requirements of the Securities Act.

For the purposes of the following table, the number of voting shares and non-voting shares beneficially owned has been determined in accordance with Rule 13d-3 of the Exchange Act, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a selling securityholder has sole or shared voting power or investment power and also any shares which the selling securityholders have the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, warrant or other rights.

The percentage of beneficial ownership for the selling securityholders is based on 81,975,873 voting shares outstanding and 131,953,932 non-voting shares outstanding as of June 11, 2018. Under Rule 13d-3(d)(1) of the Exchange Act, shares which a selling securityholder has the right to acquire within 60 days of the date of this prospectus are deemed to be outstanding in calculating the beneficial ownership and the percentage ownership of such selling securityholder but are not deemed to be outstanding as to any other selling securityholder. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership of, or voting power with respect to, the number of voting shares or non-voting shares actually outstanding as of the date of this prospectus.

Name	Number of Voting Shares Beneficially Owned Before Offering	Number of Non-Voting Shares Beneficially Owned Before Offering	Number of Voting Shares Being Offered for Resale under this Prospectus (1)	Number of Non- Voting Shares Being Offered for Resale under this Prospectus (1)	Voting and Non- Voting Shares Beneficially Owned After Offering (1)
AT&T Inc. (2)	266,667	278,334	266,667	278,334	0	0%
Total	266,667	278,334	266,667	278,334	0	0%

(1)	Assumes the selling securityholder sells all of the voting shares and non-voting shares being offered by the prospectus.

(2)	The address of AT&T Inc. is AT&T Inc., 208 South Akard, Dallas, TX 75202. AT&T Inc. has the right to vote and/or dispose of all 266,667 voting shares and 278,334 non-voting shares and is deemed to be the beneficial owner of such shares under applicable securities laws.